EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of these Registration Statement on Form S-3 (No. 333-174933), Form S-4 (Nos. 333-174932 and 333-157937), and Form S-8 (Nos. 333-129385, 333-129387, 333-129389, 333-129390, 333-135064, 333-146989, 333-146990, 333- 57686, 333-180979 and 333-195951) of our reports dated March 6, 2015, relating to the consolidated financial statements of Oppenheimer Holdings Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.
/s/ Deloitte & Touche LLP
New York, NY
March 6, 2015